Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President - Finance
Dover, Delaware, July 26, 2012	(302) 857-3292

DOVER MOTORSPORTS, INC.

REPORTS RESULTS FOR THE SECOND QUARTER OF 2012

Dover Motorsports, Inc. (NYSE: DVD) today reported results for the three months ended June 30, 2012.

Net earnings for the second quarter of 2012 improved 28.6% to $5,018,000 or $.14 per diluted share compared to $3,901,000 or $.11 per diluted share for the second quarter of 2011.

The Company promoted three major events during the second quarter of 2012 compared to five major events during the second quarter of 2011. The Company’s Nashville facility had promoted a NASCAR Nationwide Series event and a Truck Series event in the second quarter of 2011.

We previously announced that the Company’s Nashville facility notified NASCAR that it did not seek 2012 sanction agreements for its two Nationwide Series and two Camping World Truck Series events. We are hosting race team testing during 2012 at Nashville and we will continue to evaluate all of our options for the facility.

Revenues for the second quarter of 2012 were $23,719,000 compared with $26,381,000 in the second quarter of 2011. The decrease in revenues was primarily due to the schedule change noted above and from lower average ticket prices for the Company’s NASCAR triple-header in Dover which offset slightly higher attendance.

Operating and marketing expenses were $12,528,000 in the second quarter of 2012 compared to $15,488,000 in the second quarter of 2011. The decrease was also primarily due to not promoting the two races in Nashville in the second quarter 2012, as well as from lower expenses during the Dover NASCAR weekend.

General and administrative expenses of $1,765,000 in the second quarter of 2012 were down from $2,146,000 in the second quarter of 2011. The decrease is due primarily to lower employee costs in Dover and lower costs resulting from the reduced operations at the Nashville facility.

Net interest expense was $372,000 for the second quarter of 2012 compared to $592,000 in the second quarter of 2011. The decrease was due to lower borrowing costs and lower average outstanding borrowings in the second quarter of 2012 compared to 2011.

Earnings from continuing operations before income tax expense for the second quarter of 2012 were $8,477,000 compared with $6,748,000 in the second quarter of 2011.

Denis McGlynn, President and CEO, stated, “We are encouraged by the significant improvement in our results and working diligently to continue the trend that we’ve experienced over the last several quarters. Our focus is on generating cash flow at our flagship facility in Dover and we continue to look for ways to increase top line revenue growth while keeping a watchful eye on the expense line as we navigate through a very challenging economic cycle.”

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned motorsports events whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and own Nashville Superspeedway near Nashville, Tennessee. For further information, log on to www.dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Admissions	$5,323	$6,716	$5,323	$6,716
Event-related	3,962	4,548	4,081	4,578
Broadcasting	14,434	15,115	14,434	15,115
Other	—	2	7	102

	23,719	26,381	23,845	26,511

Expenses:
Operating and marketing	12,528	15,488	13,628	16,776
General and administrative	1,765	2,146	3,735	4,297
Depreciation	830	1,340	1,667	2,753

	15,123	18,974	19,030	23,826

Operating earnings	8,596	7,407	4,815	2,685

Interest expense, net	(372)	(592)	(773)	(1,433)
Provision for contingent obligation	249	—	289	—
Other income	4	—	4	4
Loss on extinguishment of debt	—	(67)	—	(67)

Earnings from continuing operations before income tax expense	8,477	6,748	4,335	1,189

Income tax expense	3,459	2,847	1,940	786

Earnings from continuing operations	5,018	3,901	2,395	403

Loss from discontinued operation, net of income tax benefit	—	—	—	(68)

Net earnings	$5,018	$3,901	$2,395	$335

Net earnings per common share - basic:
Continuing operations	$0.14	$0.11	$0.06	$0.01
Discontinued operation	—	—	—	—

Net earnings	$0.14	$0.11	$0.06	$0.01

Net earnings per common share - diluted:
Continuing operations	$0.14	$0.11	$0.06	$0.01
Discontinued operation	—	—	—	—

Net earnings	$0.14	$0.11	$0.06	$0.01

Weighted average shares outstanding:
Basic	36,300	36,195	36,299	36,194
Diluted	36,300	36,195	36,299	36,194

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	June 30, 2012	June 30, 2011	December 31, 2011

ASSETS
Current assets:
Cash	$7	$355	$15
Accounts receivable	11,727	2,796	689
Inventories	134	268	115
Prepaid expenses and other	1,233	1,633	1,255
Receivable from Dover Downs Gaming & Entertainment, Inc.	—	—	11
Prepaid income taxes	7	97	—
Deferred income taxes	70	230	67

Total current assets	13,178	5,379	2,152

Property and equipment, net	94,933	113,768	96,380
Other assets	710	911	783
Deferred income taxes	439	112	496

Total assets	$109,260	$120,170	$99,811

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$470	$471	$116
Accrued liabilities	2,674	2,255	2,584
Payable to Dover Downs Gaming & Entertainment, Inc.	2	4	—
Income taxes payable	—	—	145
Deferred revenue	5,925	7,991	3,129
Current liabilities of discontinued operation	—	49	—

Total current liabilities	9,071	10,770	5,974

Revolving line of credit	31,900	31,400	29,160
Liability for pension benefits	2,609	1,683	2,713
Other liabilities	1,965	132	2,250
Non current income taxes payable	—	1,241	—
Deferred income taxes	16,189	19,474	14,765

Total liabilities	61,734	64,700	54,862

Stockholders’ equity:
Common stock	1,838	1,830	1,828
Class A common stock	1,851	1,851	1,851
Additional paid-in capital	102,020	101,709	101,888
Accumulated deficit	(55,957)	(48,832)	(58,352)
Accumulated other comprehensive loss	(2,226)	(1,088)	(2,266)

Total stockholders’ equity	47,526	55,470	44,949

Total liabilities and stockholders’ equity	$109,260	$120,170	$99,811

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Six Months Ended June 30,
	2012	2011

Operating activities:
Net earnings	$2,395	$335
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation	1,667	2,753
Amortization of credit facility fees	112	269
Stock-based compensation	169	230
Deferred income taxes	1,451	296
Provision for contingent obligation	(289)	—
Loss on extinguishment of debt	—	67
Changes in assets and liabilities:
Accounts receivable	(11,038)	(1,957)
Inventories	(19)	(36)
Prepaid expenses and other	9	(181)
Prepaid income taxes/income taxes payable	(151)	(87)
Accounts payable	354	325
Accrued liabilities	90	(613)
Payable to/receivable from Dover Downs Gaming & Entertainment, Inc.	13	(14)
Deferred revenue	2,796	4,347
Other liabilities	(60)	152

Net cash (used in) provided by operating activities	(2,501)	5,886

Investing activities:
Capital expenditures	(220)	(191)
Proceeds from the sale of property and equipment	—	1,875
Proceeds from the sale of available-for-sale securities	—	69
Purchase of available-for-sale securities	—	(70)

Net cash (used in) provided by investing activities	(220)	1,683

Financing activities:
Borrowings from revolving line of credit	9,080	49,560
Repayments on revolving line of credit	(6,340)	(56,360)
Repurchase of common stock	(27)	(52)
Credit facility fees	—	(431)

Net cash provided by (used in) financing activities	2,713	(7,283)

Net (decrease) increase in cash	(8)	286
Cash, beginning of period	15	69

Cash, end of period	$7	$355